MORGAN STANLEY
                                                                 SPECTRUM SERIES







        July 2008
        Monthly Report










This Monthly Report  supplements  the Spectrum  Funds'  Prospectus  dated May 1,
2008.










                             Issued: August 29, 2008


Morgan Stanley

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.



           1991   1992    1993   1994   1995   1996   1997   1998   1999   2000   2001   2002   2003   2004   2005   2006   2007
FUND         %      %       %      %      %      %      %      %      %      %      %      %      %      %      %      %      %
---------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency     --     --      --     --     --     --     --     --     --   11.7   11.1   12.2   12.4   (8.0) (18.3)  (3.4) (13.5)
                                                                         (6 mos.)
---------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced     --     --      --   (1.7)  22.8   (3.6)  18.2   16.4    0.8    0.9   (0.3) (10.1)   6.2   (5.6)   4.2    2.4    0.2
                               (2 mos.)
---------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select     31.2  (14.4)   41.6   (5.1)  23.6    5.3    6.2   14.2   (7.6)   7.1    1.7   15.4    9.6   (4.7)  (5.0)   5.9    7.5
         (5 mos.)
---------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic    --     --      --    0.1   10.5   (3.5)   0.4    7.8   37.2  (33.1)  (0.6)   9.4   24.0    1.7   (2.6)  20.9    5.0
                               (2 mos.)
---------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical    --     --      --   (2.2)  17.6   18.3    7.5   10.2   (7.5)   7.8   (7.2)  23.3   23.0    4.4   (5.4)   5.4  (14.2)
                               (2 mos.)
---------------------------------------------------------------------------------------------------------------------------------




                      INCEPTION-  COMPOUND
                       TO-DATE    ANNUALIZED
                 2008   RETURN     RETURN
FUND               %       %          %
--------------------------------------------
Spectrum
Currency          5.5     3.8        0.5
               (7 mos.)
--------------------------------------------
Spectrum
Global
Balanced         (6.3)   46.5        2.8
               (7 mos.)
--------------------------------------------
Spectrum
Select           14.3   257.0        7.8
               (7 mos.)
--------------------------------------------
Spectrum
Strategic        (0.3)   79.6        4.4
               (7 mos.)
--------------------------------------------
Spectrum
Technical         9.1   120.6        5.9
               (7 mos.)
--------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

 522 Fifth Avenue, 13th Floor
 New York, NY 10036
 Telephone (212) 296-1999

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
JULY 2008

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of July 31, 2008 was as follows:

FUND                                     N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                        $10.38               -0.12%
--------------------------------------------------------------------------------
Spectrum Global Balanced                 $14.65               -6.40%
--------------------------------------------------------------------------------
Spectrum Select                          $35.70               -7.59%
--------------------------------------------------------------------------------
Spectrum Strategic                       $17.96               -5.39%
--------------------------------------------------------------------------------
Spectrum Technical                       $22.06               -5.69%
--------------------------------------------------------------------------------


   Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   EFFECTIVE MAY 8, 2008, MICHAEL ADAM IS NO LONGER A PRINCIPAL OF ASPECT CAPITAL LIMITED, A TRADING ADVISOR OF MORGAN STANLEY SPECTRUM TECHNICAL L.P.

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   DEMETER MANAGEMENT CORPORATION, THE GENERAL PARTNER OF SPECTRUM FUNDS, AND ALTIS PARTNERS (JERSEY) LIMITED ("ALTIS"), A TRADING ADVISOR OF SPECTRUM SELECT AND SPECTRUM GLOBAL BALANCED, HAVE AGREED TO REDUCE THE MONTHLY MANAGEMENT FEES PAYABLE TO ALTIS WITH RESPECT TO ITS TRADING OF THE ALLOCATED PORTION OF THE NET ASSETS OF EACH OF THE AFOREMENTIONED FUNDS. COMMENCING AUGUST 1, 2008, THE FOLLOWING CHANGES WILL BE MADE:

   THE MANAGEMENT FEE PAID BY SPECTRUM SELECT TO ALTIS WILL BE REDUCED FROM A 1.75% ANNUAL RATE TO A 1.25% ANNUAL RATE.

   THE MANAGEMENT FEE PAID BY SPECTRUM GLOBAL BALANCED TO ALTIS WILL BE REDUCED FROM A 1.75% ANNUAL RATE TO A 1.25% ANNUAL RATE.

   LIMITED PARTNERS ARE REMINDED THAT, SUBJECT TO CERTAIN RESTRICTIONS, THEY HAVE THE RIGHT TO REDEEM THEIR UNITS ON A MONTHLY BASIS, AND THEY MAY VOTE TO TAKE CERTAIN ACTIONS WITH RESPECT TO EACH FUND'S OPERATIONS, AS MORE FULLY SET FORTH IN SECTION 15 OF EACH FUND'S LIMITED PARTNERSHIP AGREEMENT.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,





Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

[This page intentionally left blank]

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

[Table below represents bar chart in the printed piece]

                          MONTH ENDED JULY 31, 2008      YTD ENDED JULY 31, 2008

AUSTRALIAN DOLLAR                     -0.53                        1.31
BRITISH POUND                          0.09                       -0.41
EURO                                  -0.48                           3
JAPANESE YEN                           0.26                        -0.7
SWISS FRANC                           -0.19                        0.95
MINOR CURRENCIES                        1.2                        6.34

   Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, Czech koruna, Chilean peso, Russian ruble, and Taiwan dollar.

During the month, the Fund incurred losses from long positions in the Australian dollar, euro, and Swiss franc versus the U.S. dollar, as well as from short positions in the Canadian dollar versus the U.S. dollar. A portion of these losses was offset by gains recorded from long positions in the South African rand, Mexican peso, Turkish lira, and Brazilian real versus the U.S. dollar, as well as from short positions in the Japanese yen versus the U.S. dollar.

Losses were incurred from long positions in the Australian dollar, euro, and Swiss franc versus the U.S. dollar as the value of the U.S. dollar increased against these currencies after U.S. Treasury Secretary Henry Paulson voiced support for the U.S. currency and the Federal Reserve Bank of Philadelphia President called for a hike in interest rates. Additionally, the value of the U.S. dollar strengthened after the U.S. Department of Commerce reported an unexpected increase in durable goods orders and the University of Michigan Consumer Sentiment Index was revised higher-than-expected. Elsewhere, short positions in the Canadian dollar versus the U.S. dollar resulted in losses as the value of the Canadian dollar moved higher during the beginning of the month after the Bank of Canada cited improved trade and manufacturing data.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Gains were achieved from long positions in the South African rand, Mexican peso, Turkish lira, and Brazilian real versus the U.S. dollar as the value of these currencies strengthened relative to the U.S. dollar after the Bank of Mexico and Central Bank of the Republic of Turkey raised interest rates to curb accelerating global inflation, and expectations increased that the South African Reserve Bank and Bank of Brazil may also raise interest rates at their next policy meeting. Lastly, short positions in the Japanese yen versus the U.S. dollar resulted in gains as the value of the U.S. dollar moved higher against the Japanese yen following the aforementioned comments from the U.S. Treasury Secretary supporting the U.S. currency, as well as the better-than-expected durable goods data and consumer sentiment.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
[Table below represents bar chart in the printed piece]

                           MONTH ENDED JULY 31, 2008     YTD ENDED JULY 31, 2008

CURRENCIES                            -0.09                        0.06
GLOBAL INTEREST RATES                 -0.41                       -2.46
GLOBAL STOCK INDICES                   0.04                       -2.06
ENERGIES                              -1.98                        1.13
METALS                                -0.41                        0.99
AGRICULTURALS                         -3.22                        0.43

   Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses across the agricultural, energy, metals, global interest rate, and currency sectors. Trading results in the global stock index sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the agricultural markets, long futures positions in corn and the soybean complex resulted in losses as prices moved lower following news that favorable weather in U.S. growing regions may boost crop prospects. Elsewhere, long positions in cocoa futures resulted in losses as prices reversed lower amid weakening U.S. demand and a rise in exports from the Ivory Coast, the world's largest producer of cocoa.

Additional losses were recorded within the energy markets from long futures positions in crude oil and its related products as prices reversed lower on signs that global economic growth may be slowing, which may curb future energy demand. Elsewhere, losses were incurred from long positions in natural gas futures as prices decreased sharply amid rising inventories and news that the Atlantic hurricane season's first storm avoided the gas-producing fields in the Gulf of Mexico.

Within the metals markets, long positions in copper futures experienced losses as prices moved lower amid speculation that slowing economic growth may reduce demand for the base metal. Meanwhile, short positions in lead futures resulted in losses as prices rose to the highest level in more than two months after stockpiles of the metal dropped. Elsewhere, losses were recorded from long positions in platinum futures as prices declined due to a rise in the value of the U.S. dollar.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Smaller losses were incurred in the global interest rate sector from short positions in European interest rate futures as prices reversed higher during the month amid news that U.K. manufacturing contracted more than predicted in May and industrial production in Germany fell by the most in nine years, thereby fueling demand for the "safe haven" of government bonds. Meanwhile, long positions in U.S. interest rate futures resulted in additional losses as prices moved lower on speculation of a possible interest rate hike by the U.S. Federal Reserve in the near future, as well as reports that showed better-than-expected U.S. durable goods orders and a higher-than-forecast University of Michigan consumer sentiment index.

Finally, within the currency sector, long positions in the euro versus the British pound experienced losses as the value of the euro weakened against most of its rivals after German business confidence dropped in June and reports revealed data showing that the Euro-Zone's manufacturing and service sectors contracted during the month. Elsewhere, losses were recorded from long positions in the Australian dollar versus the U.S. dollar as the value of the U.S. dollar increased against the Australian dollar after U.S. Treasury Secretary Henry Paulson voiced support for the U.S. currency and the Federal Reserve Bank of Philadelphia President called for a rise in interest rates. Smaller losses were incurred from short positions in the South African rand versus the U.S. dollar as the value of the South African rand strengthened against the U.S. dollar on expectations that the South African Reserve Bank may raise interest rates at its next policy meeting.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

[Table below represents bar chart in the printed piece]

                           MONTH ENDED JULY 31, 2008     YTD ENDED JULY 31, 2008

CURRENCIES                            -0.12                        2.94
GLOBAL INTEREST RATES                 -1.21                        2.62
GLOBAL STOCK INDICES                   0.28                        2.82
ENERGIES                              -3.28                        6.92
METALS                                -0.89                           1
AGRICULTURALS                         -1.93                        3.63


   Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses across the energy, agricultural, global interest rate, metals, and currency sectors. A portion of these losses was offset by gains recorded in the global stock index sector. Within the energy markets, long positions in natural gas futures resulted in losses as prices decreased sharply amid rising inventories and news that the Atlantic hurricane season's first storm avoided the gas-producing fields in the Gulf of Mexico. Elsewhere, losses were recorded from long futures positions in crude oil and its related products as prices reversed lower on signs that global economic growth may be slowing, which may curb future energy demand.

Additional losses were recorded in the agricultural markets from long futures positions in corn and the soybean complex as prices moved lower following news that favorable weather in U.S. growing regions may boost crop prospects. Elsewhere, long positions in cocoa futures resulted in losses as prices reversed lower amid weakening U.S. demand and a rise in exports from the Ivory Coast, the world's largest producer of cocoa.

Within the global interest rate sector, short positions in European interest rate futures recorded losses as prices reversed higher during the month amid news that U.K. manufacturing contracted more than predicted in May, and industrial production in Germany fell by the most in nine years, thereby fueling demand for the "safe haven" of government bonds.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Smaller losses were experienced in the metals markets from long positions in copper and aluminum futures as prices moved lower amid speculation that slowing economic growth may reduce demand for the base metals.

Finally, losses were recorded in the currency sector from long positions in the Swiss franc, euro, and Canadian dollar versus the U.S. dollar as the value of the U.S. dollar reversed higher against these currencies after U.S. Treasury Secretary Henry Paulson voiced support for the U.S. currency and the Federal Reserve Bank of Philadelphia President called for a hike in interest rates to slow rising inflation due to surging food and energy prices.

Within the global stock index sector, gains were recorded from short positions in European and U.S. equity index futures as prices moved lower during the first half of the month on concerns that widening credit-market losses, weakening consumer demand, and surging commodity prices may erode corporate earnings.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

[Table below represents bar chart in the printed piece]

                           MONTH ENDED JULY 31, 2008     YTD ENDED JULY 31, 2008

CURRENCIES                            -0.16                        -2.6
GLOBAL INTEREST RATES                 -0.39                       -1.46
GOBAL STOCK INDICES                    0.13                       -2.23
ENERGIES                              -1.76                        0.33
METALS                                -0.64                        0.39
AGRICULTURALS                         -1.96                       10.83

   Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses across the agricultural, energy, metals, global interest rate, and currency sectors. These losses were partially offset by gains recorded in the global stock index sector. Within the agricultural markets, long futures positions in corn and soybeans resulted in losses as prices moved lower following news that favorable weather in U.S. growing regions may boost crop prospects. Elsewhere, losses were recorded from long positions in cocoa futures as prices reversed lower amid weakening U.S. demand and a rise in exports from the Ivory Coast, the world's largest producer of cocoa.

Additional losses were experienced within the energy markets from long positions in natural gas futures as prices decreased sharply amid rising inventories and news that the Atlantic hurricane season's first storm avoided the gas-producing fields in the Gulf of Mexico. Elsewhere, losses were incurred from long futures positions in crude oil and its related products as prices reversed lower on signs that global economic growth may be slowing, which may curb future energy demand.

Losses were also recorded in the metals markets from long positions in aluminum, nickel, and copper futures as prices moved lower amid speculation that slowing economic growth may reduce demand for the base metals. Elsewhere, losses were experienced from long positions in palladium futures as prices declined due to a rise in the value of the U.S. dollar.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global interest rate sector, short positions in European fixed-income futures incurred losses as prices reversed higher following a decline in the global equity markets, news that U.K. manufacturing contracted more than predicted in May, and industrial production in Germany fell by the most in nine years, thereby fueling demand for the "safe haven" of government bonds.

Smaller losses were recorded in the currency sector from long positions in the Japanese yen, Swiss franc, and euro versus the U.S. dollar as the value of the U.S. dollar reversed higher against these currencies after U.S. Treasury Secretary Henry Paulson voiced support for the U.S. currency and the Federal Reserve Bank of Philadelphia President called for a hike in interest rates to slow rising inflation due to surging food and energy prices.

Within the global stock index sector, gains were recorded from short positions in U.S. and European equity index futures as prices moved lower during the first half of the month on concerns that widening credit-market losses, weakening consumer demand, and surging commodity prices may erode corporate earnings.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

[Table below represents bar chart in the printed piece]

                           MONTH ENDED JULY 31, 2008     YTD ENDED JULY 31, 2008

CURRENCIES                            -0.32                        2.97
GLOBAL INTEREST RATES                 -1.13                        -0.6
GLOBAL STOCK INDICES                    0.4                        2.82
ENERGIES                              -1.94                        6.63
METALS                                -0.28                        0.61
AGRICULTURALS                         -1.85                        2.68

   Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses across the energy, agricultural, global interest rate, currency, and metals sectors. A portion of these losses was offset by gains recorded in the global stock index sector. Within the energy markets, long futures positions in crude oil and its related products resulted in losses as prices reversed lower on signs that global economic growth may be slowing, which may curb future energy demand. Elsewhere, losses were incurred from long positions in natural gas futures as prices decreased sharply amid rising inventories and news that the Atlantic hurricane season's first storm avoided the gas-producing fields in the Gulf of Mexico.

Additional losses were recorded in the agricultural markets from long futures positions in corn and the soybean complex as prices moved lower following news that favorable weather in U.S. growing regions may boost crop prospects. Elsewhere, long positions in cocoa futures resulted in losses as prices reversed lower amid weakening U.S. demand and a rise in exports from the Ivory Coast, the world's largest producer of cocoa.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global interest rate sector, short positions in European fixed-income futures incurred losses as prices reversed higher following a decline in the global equity markets, news that U.K. manufacturing contracted more than predicted in May, and industrial production in Germany fell by the most in nine years, thereby fueling demand for the "safe haven" of government bonds. Smaller losses were also recorded from short positions in Australian interest rate futures as prices increased amid speculation that the Reserve Bank of Australia may cut interest rates later this year.

Smaller losses were recorded in the currency sector from long positions in the euro, British pound, and Swiss franc versus the U.S. dollar as the value of the U.S. dollar reversed higher against these currencies after U.S. Treasury Secretary Henry Paulson voiced support for the U.S. currency and the Federal Reserve Bank of Philadelphia President called for a hike in interest rates to slow rising inflation due to surging food and energy prices.

Lastly, losses were experienced in the metals markets from long positions in gold futures as prices declined due to a rise in the value of the U.S. dollar. Elsewhere, long positions in aluminum and copper futures resulted in losses as prices moved lower amid speculation that slowing economic growth may reduce demand for the base metals.

Within the global stock index sector, gains were recorded from short positions in European and Australian equity index futures as prices moved lower during the first half of the month on concerns that widening credit-market losses, weakening consumer demand, and surging commodity prices may erode corporate earnings.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JULY 31, 2008 (UNAUDITED)

                                        MORGAN STANLEY                     MORGAN STANLEY
                                      SPECTRUM CURRENCY               SPECTRUM GLOBAL BALANCED
                                 ---------------------------           ------------------------
                                             PERCENTAGE OF                       PERCENTAGE OF
                                             JULY 1, 2008                        JULY 1, 2008
                                               BEGINNING                          BEGINNING
                                   AMOUNT    NET ASSET VALUE           AMOUNT   NET ASSET VALUE
                                 ----------  ---------------           ------   ---------------
                                      $            %                     $            %
INVESTMENT INCOME
   Interest income (Note 2)         114,183        .12                 44,631           .14
                                 ----------       ----             ----------         -----

EXPENSES
   Brokerage fees (Note 2)          377,010        .38                122,058           .38
   Management fees (Note 3)         163,918        .17                 44,491           .14
   Incentive fees (Note 3)           74,362        .08                     --            --
                                 ----------       ----             ----------         -----
     Total Expenses                 615,290        .63                166,549           .52
                                 ----------       ----             ----------         -----
NET INVESTMENT LOSS                (501,107)      (.51)              (121,918)         (.38)
                                 ----------       ----             ----------         -----

TRADING RESULTS
Trading profit (loss):
   Realized                         577,984        .59               (481,389)        (1.51)
   Net change in unrealized        (198,001)      (.20)            (1,435,763)        (4.51)
                                 ----------       ----             ----------         -----
     Total Trading Results          379,983        .39             (1,917,152)        (6.02)
                                 ----------       ----             ----------         -----
NET LOSS                           (121,124)      (.12)            (2,039,070)        (6.40)
                                 ==========       ====             ==========         =====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JULY 31, 2008 (UNAUDITED)



                                         MORGAN STANLEY                                MORGAN STANLEY
                                        SPECTRUM CURRENCY                         SPECTRUM GLOBAL BALANCED
                                ---------------------------------            ---------------------------------
                                                             PER                                          PER
                                    UNITS         AMOUNT     UNIT                UNITS         AMOUNT     UNIT
                                -------------   ----------   ----            -------------   ----------   ----
                                                    $         $                                   $        $
Net Asset Value,
   July 1, 2008                 9,463,249.182   98,350,568   10.39           2,033,725.248   31,841,122   15.66
Net Loss                                   --     (121,124)   (.01)                     --   (2,039,070)  (1.01)
Redemptions                      (250,775.107)  (2,603,046)  10.38             (40,918.349)    (599,454)  14.65
Subscriptions                      43,089.396      447,268   10.38              13,085.999      191,710   14.65
                                -------------   ----------                   -------------  -----------
Net Asset Value,
   July 31, 2008                9,255,563.471   96,073,666   10.38           2,005,892.898   29,394,308   14.65
                                =============   ==========                   =============  ===========

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JULY 31, 2008 (UNAUDITED)




                                       MORGAN STANLEY                    MORGAN STANLEY                MORGAN STANLEY
                                       SPECTRUM SELECT                 SPECTRUM STRATEGIC            SPECTRUM TECHNICAL
                                 --------------------------       ----------------------------  -----------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                  PERCENTAGE OF
                                             JULY 1, 2008                       JULY 1, 2008                   JULY 1, 2008
                                               BEGINNING                          BEGINNING                      BEGINNING
                                   AMOUNT   NET ASSET VALUE          AMOUNT    NET ASSET VALUE    AMOUNT      NET ASSET VALUE
                                 ---------  ---------------       ----------   ---------------  ----------    ---------------
                                      $            %                    $             %              $             %
INVESTMENT INCOME
   Interest income (Note 2)        680,910          .11              243,995           .11         702,293            .12
                                ----------         ----            ---------          ----      ----------           ----

EXPENSES
   Brokerage fees (Note 2)       3,005,586          .50            1,104,621           .50       3,030,844            .50
   Management fees (Note 3)      1,197,102          .19              517,399           .23       1,125,403            .19
   Incentive fees (Note 3)         124,434          .02                   --            --              --             --
                                ----------         ----            ---------          ----      ----------           ----
         Total Expenses          4,327,122          .71            1,622,020           .73       4,156,247            .69
                                ----------         ----            ---------          ----      ----------           ----
NET INVESTMENT LOSS             (3,646,212)        (.60)          (1,378,025)         (.62)     (3,453,954)          (.57)
                                ----------         ----            ---------          ----      ----------           ----

TRADING RESULTS
Trading profit (loss):
   Realized                     (7,923,376)       (1.32)          (2,376,745)        (1.08)      5,463,445            .90
   Net change in unrealized    (34,057,146)       (5.67)          (8,156,162)        (3.69)    (36,513,900)         (6.02)
                                ----------         ----            ---------          ----      ----------           ----
      Total Trading Results    (41,980,522)       (6.99)         (10,532,907)        (4.77)    (31,050,455)         (5.12)
                                ----------         ----            ---------          ----      ----------           ----
NET LOSS                       (45,626,734)       (7.59)         (11,910,932)        (5.39)    (34,504,409)         (5.69)
                                ==========         ====           ==========          ====      ==========           ====



MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JULY 31, 2008 (UNAUDITED)

                                  MORGAN STANLEY                     MORGAN STANLEY                        MORGAN STANLEY
                                  SPECTRUM SELECT                  SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                       ----------------------------------  -----------------------------------  -----------------------------------
                                                      PER                                 PER                                 PER
                           UNITS         AMOUNT      UNIT       UNITS        AMOUNT      UNIT        UNITS         AMOUNT     UNIT
                       --------------  -----------   ----  --------------  -----------   -----  --------------  -----------  ------
                                            $         $                         $          $                    $       $
Net Asset Value,
   July 1, 2008        15,559,179.203  601,117,145  38.63  11,634,925.532  220,924,152   18.99  25,916,362.196  606,168,809  23.39
Net Loss                           --  (45,626,734) (2.93)             --  (11,910,932)  (1.03)             --  (34,504,409) (1.33)
Redemptions              (301,428.773) (10,761,007) 35.70    (148,470.306)  (2,666,527)  17.96    (624,929.887) (13,785,953) 22.06
Subscriptions             240,889.707    8,599,763  35.70     257,228.764    4,619,829   17.96     272,647.093    6,014,595  22.06
                       --------------  -----------   ----  --------------  -----------   -----  --------------  -----------  ------
Net Asset Value,
   July 31, 2008       15,498,640.137  553,329,167  35.70  11,743,683.990  210,966,522   17.96  25,564,079.402  563,893,042  22.06
                       ==============  ===========  =====  ==============  ===========   =====  ==============  ===========  =====

The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   On January 1, 2008, the portion of the Partnership's assets which are managed by Blenheim Capital Management, L.L.C. ("Blenheim") were initially invested as capital in Morgan Stanley Managed Futures BHM I, LLC ("BHM I, LLC"). BHM I, LLC was formed in order to permit commodity pools operated by Demeter Management Corporation ("Demeter") and managed by Blenheim to invest together in one trading vehicle and promote efficiency and economy in the trading process. Demeter is the trading manager of BHM I, LLC. The Partnership's allocation to Blenheim is effected by investing substantially all of the capital that is allocated to Blenheim in the Trading Company. There is no material change to the investors as a result of the investment in BHM I, LLC.

   The general partner of each Partnership is Demeter. The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). Spectrum Currency's sole commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, the Partnerships may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their Units among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIP, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  C-View International Limited
  DKR Fusion Management L.P.
  FX Concepts Trading Advisor, Inc.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC-

Morgan Stanley Spectrum Global Balanced L.P.
   Altis Partners (Jersey) Limited ("Altis")
   C-View International Limited ("C-View")
   SSARIS Advisors, LLC ("SSARIS")

Morgan Stanley Spectrum Select L.P.
   Altis Partners (Jersey) Limited
   EMC Capital Management, Inc. ("EMC")
   Graham Capital Management, L.P. ("Graham")
   Northfield Trading L.P. ("Northfield")
   Rabar Market Research, Inc. ("Rabar")
   Sunrise Capital Management, Inc. ("Sunrise")

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Morgan Stanley Spectrum Strategic L.P.
   Blenheim Capital Management, L.L.C. ("Blenheim")
   Eclipse Capital Management, Inc. ("Eclipse")
   FX Concepts Trading Advisor, Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
   Aspect Capital Limited ("Aspect")
   Campbell & Company, Inc. ("Campbell")
   Chesapeake Capital Corporation ("Chesapeake")
   John W. Henry & Company, Inc. ("JWH")
   Rotella Capital Management Inc. ("Rotella")
   Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to SSARIS on the first day of each month (a 1.25% annual rate), 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), and 1/6 of 1% per month of Net Assets allocated to C-View on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Select is accrued at a rate of 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), 1/6 of 1% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to Aspect, Chesapeake, JWH, Rotella, and Winton on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Campbell on the first day of each month (a 3% annual rate).

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to SSARIS as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and C-View as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and Graham as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to each of Aspect, Campbell, JWH, Rotella, and Winton as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all trading advisors with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                         Demeter Management Corporation
                         522 Fifth Avenue, 13th Floor
                         New York, NY 10036






MORGAN STANLEY

ADDRESS SERVICE REQUESTED


(logo) printed on recycled paper DWS 38221-09